Exhibit 10.1

1000 East Hanes Mill Road
Winston-Salem, NC 27105
336 519 8080 tel

             PERSONAL & CONFIDENTIAL

February 12, 2021

Tracy Preston
Dallas, Texas

Dear Tracy,

Congratulations! This letter is to confirm the details of the offer we discussed. We are excited with the prospect of you joining the HanesBrands team as Chief Legal Officer reporting to me.

Your employment start date is anticipated to be March 29, 2021 or such other date as mutually agreed upon.
Following are the specific details of the offer.

Base Salary:

Your annual gross base salary will be $630,000 which is $52,500 monthly, paid in arrears at the end of each month.

Annual Bonus:

You will be eligible for participation in the Annual Incentive Plan with a target bonus opportunity of 75% (maximum bonus potential of 150%) of your annual actual base salary, based upon achievement of financial and key performance indicators approved by the Compensation Committee of the Board each year, and subject to the provisions of the Company’s Annual Incentive Plan. The plan year for the Company’s incentive plan is the fiscal year with an expected payment distribution in February/March following the plan year.

Your 2021 bonus will be prorated based on your date of hire.

Retention Replacement Cash:

We will provide you with a cash award of $300,000, less applicable taxes, to be paid in your July 2021 payroll.

If you leave our employment within one (1) year of this payment, you would be required to reimburse HanesBrands $300,000, less applicable taxes. If you leave our employment within two (2) years of the payment, you will be required to reimburse HanesBrands $150,000, less applicable taxes.

Exhibit 10.1

Long-Term Incentive Plan (LTIP):

You will be eligible to participate in the Company’s Long-Term Incentive Program, subject to Compensation Committee discretion from year to year. Equity grants are currently delivered as 50% time-based RSUs and 50% performance-based PSUs. The performance-based award is granted at target with a potential maximum of two (2) times target based on achievement of applicable Company performance metrics. You will initially qualify for awards with an equivalent value of $900,000. Annual Awards are currently being granted in January of each year. If your start date is after March 30, 2021, your 2021 LTIP awards will be prorated from your date of hire.

The time-based award (RSUs) will vest ratably over a three (3) year timeframe, one-third on the first, second and third anniversary of the grant date. The performance-based award (PSUs) will cliff vest on the third anniversary of the grant date, following a one-year performance period. Both types of grants are subject to the terms of the program.

Benefit Plans:

Effective with your date of employment, you will be eligible for Company provided benefits package at the same level as other similarly situated executives. An Executive Benefits Summary is enclosed for your review.

Relocation/Housing:

You will be eligible for relocation benefits, as outlined in the enclosed Employee Relocation Summary, including

•Home sale assistance, if currently a home owner.
•Transportation of household goods.
•A one-time cash lump sum payment to cover expenses associated with house finding trips, temporary living, return trips and car rental during the temporary living period, payable after starting employment and receipt of an executed Repayment Agreement. The lump sum payment for employees who are homeowners and who are married with dependents will be net $9,000.
•A miscellaneous relocation lump sum payment of $6,000 for current homeowners or $3,000 for renters, less applicable taxes, for incidental expenses associated with relocating you and your family, payable after starting employment and receipt of an executed Repayment Agreement.
•Home finding assistance and closing costs, if currently a home owner.

It is the Company’s expectation that your employment location and residence will be in the same city as the Company’s global headquarters.

Retirement Savings Plan:

You are eligible to participate in the Retirement Savings Plan or 401(k). You will be automatically enrolled in the RSP at a 4% pre-tax contribution level. You have the option to change your contribution at any time. You may contribute 1% - 50% of pay on a pre-tax basis. Our current Plan provides a match of dollar for dollar up to the first 4% of eligible pay, which is fully vested after two years of employment, and also provides a discretionary annual Company contribution of up to 4% of eligible pay, which vests ratably 20% annually and is fully vested after five years of employment.

Exhibit 10.1

Vacation:

You will be eligible for five (5) weeks of vacation on a calendar year basis. Your vacation will be prorated from your date of hire.

Reimbursement of Business Expenses:

You will be provided a Company expense card through Mastercard for Company related business and travel related expenses.

Severance/Change in Control:

I will also send you a copy of HanesBrands’ Severance/Change in Control Agreement. This agreement is used with executive officers and provides various protections to you for termination from employment and a change in control of the Company.

Contingency:

This offer is contingent upon the successful completion of the pre-employment drug screen and a background check, which will include the consideration of employment references.
We are very excited to have you join the HanesBrands organization.

If you have any questions on this offer, please call Kristin Oliver, Chief Human Resources Officer, at XXXXXXXXXX.

Sincerely,

/s/ Stephen B. Bratspies

Stephen B. Bratspies
Chief Executive Officer
HanesBrands Inc.

I accept this offer:     __X_Yes    ___No

Signature:

s/ Tracy M. Preston___ __2/13/2021___ ___3/29/2021_

Tracy Preston                     Date         Start Date